UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934 (Amendment No. _______)

Check the appropriate box:

[_]   Preliminary Information Statement

[_]   Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]   Definitive Information Statement

Amazon Goldsands Ltd.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:
______________________________________________________________

2.      Aggregate number of securities to which transaction applies:
______________________________________________________________

3.      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________

4.      Proposed maximum aggregate value of transaction:
______________________________________________________________

5.      Total fee paid:
______________________________________________________________

[_]   Fee paid previously with preliminary materials.

[_]   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

1.      Amount Previously Paid:
______________________________________________________________

2.      Form, Schedule or Registration Statement No.:
______________________________________________________________

3.      Filing Party:
______________________________________________________________

4.      Date Filed:
______________________________________________________________

AMAZON GOLDSANDS LTD.
200 S. Virginia, 8th Floor
Reno, Nevada 89501

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

We are not asking you for a proxy
And you are not requested to send us a proxy

Reno, Nevada October 21, 2008

This information statement has been mailed on or about October 21, 2008 to the shareholders of record on October 13, 2008 (the “Record Date”) of Amazon Goldsands Ltd., a Nevada corporation (the "Company") in connection with certain actions to be taken by the written consent of the majority shareholders of the Company, dated as of October 6, 2008.  The actions to be taken pursuant to the written consent shall be taken on or about November 11,  2008 , twenty (20) days after the mailing of this information statement.

This is not a notice of a special meeting of shareholders and no shareholder meeting will be held to consider and matter which will be described herein.

By Order of the Board of Directors,
/s/ HECTOR PONTE Hector Ponte
Chairman of the Board

Notice of action to be taken pursuant to the written consent of shareholders holding a majority of the outstanding stock of the Company in lieu of a special meeting of the shareholders, dated October 21, 2008.

To Our Shareholders:

Notice is hereby given that the following action will be taken pursuant to a written consent of a majority of shareholders dated October 6, 2008, in lieu of a special meeting of the shareholders.  Such action will be taken on or about November 11, 2008 :

1.
To Amend the Company's Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of capital stock of the Company to four hundred million (400,000,000) shares and to create a series of blank check preferred stock, as follows:

(a)
increase the number of authorized shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Company from five million (5,000,000) shares to two hundred million (200,000,000) shares; and

(b)	authorize the creation of two hundred million (200,000,000) shares of blank check preferred stock, par value $0.001 per share (the “Preferred Stock”).

OUTSTANDING SHARES AND VOTING RIGHTS

On October 6, 2008, all of the members of the Company’s board of directors and the shareholders holding a majority of the voting power of the Company approved certain resolutions, including an amendment to the Company’s Articles of Incorporation to increase the aggregate number of authorized shares of capital stock of the Company to four hundred million (400,000,000) shares and to create a series of blank check preferred stock, as follows:  (i) increase the number of authorized shares of Common Stock from five million (5,000,000) to two hundred million (200,000,000), and (ii) authorize the creation of two hundred million (200,000,000) shares of blank check preferred stock.

As of October 6, 2008, the Company's authorized capitalization consisted of five million (5,000,000) shares of Common Stock, of which 4,191,252 shares were issued and outstanding as of the Record Date.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.  Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.  However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated  October 6, 2008; and having sufficient voting power to approve such proposals through their ownership of capital stock, no shareholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the shareholders of the Company.  The Company anticipates that the actions contemplated herein will be effected on or about the close of business on November 11, 2008 .

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to shareholders pursuant to Section 78.370 of the Nevada Revised Statutes.

DISSENTERS’ RIGHT OF APPRAISAL

Pursuant to Chapter 78, Nevada Revised Statutes, shareholders of our Common Stock are not entitled to dissenters’ rights of appraisal with respect to the authorization of the increase in our authorized Common Stock or the new class of blank check preferred stock.

INTEREST OF CERTAIN PERSONS IN OR
OPPOSITION TO MATTERS TO BE ACTED UPON

None of the following persons have any substantial interest, direct or indirect, by security holdings or otherwise in the proposed amendments to our Articles of Incorporation which is not shared by all other shareholders:

•	any director or officer of our company since January 1, 2007, being the commencement of our last completed audited financial year;

•	any proposed nominee for election as a director of our company; and

•	any associate or affiliate of any of the foregoing persons.

AMENDMENT TO THE ARTICLES OF INCORPORATION

On October 6, 2008, the board of directors of the Company approved an amendment, subject to shareholder approval, to the Company’s Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of capital stock of the Company to four hundred million (400,000,000) shares and to create a series of blank check preferred stock, as follows:  (i) increase the number of authorized shares of Common Stock from five million (5,000,000) to two hundred million (200,000,000), and (ii) authorize the creation of two hundred million (200,000,000) shares of blank check preferred stock.  On October 6, 2008, the majority shareholders of the Company approved the same resolution as the board of directors. The Company currently has authorized capital stock of five million (5,000,000) shares and 4,191,252 shares of Common Stock are outstanding as of the Record Date.

CREATION OF BLANK CHECK PREFERRED STOCK

The amendment to the Company’s Articles of Incorporation, as amended, will create two hundred million (200,000,000) authorized shares of "blank check" preferred stock.  The proposed Amendment to the Company’s Articles of Incorporation, as amended, attached as Exhibit "A" to this information statement, contains provisions related to the "blank check" preferred stock.  The following summary does not purport to be complete and is qualified in its entirety by reference to the proposed Certificate of Amendment to the Articles of Incorporation as set forth in Exhibit "A."

The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the shareholders and the terms, rights and features of which are determined by the board of directors of the Company upon issuance.  The authorization of such blank check preferred stock would permit the board of directors to authorize and issue preferred stock from time to time in one or more series.

Subject to the provisions of the Company's Certificate of Amendment to the Articles of Incorporation and the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders.  The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its shareholders.  The Amendment to the Articles of Incorporation, as amended, would give the board of directors flexibility, without further shareholder action, to issue preferred stock on such terms and conditions as the board of directors deems to be in the best interests of the Company and its shareholders.

The Amendment to the Articles of Incorporation, as amended, will provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose.  It is anticipated that such purposes may include exchanging preferred stock for Common Stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company.  Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise.  The ability of the board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board of directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to shareholders generally.

While the amendment may have anti-takeover ramifications, the board of directors believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the board of directors enabling the board of directors to consider the proposed transaction in a manner that best serves the shareholders' interests.

There are current no plans, arrangements, commitments or understandings for the issuance of shares of preferred stock.

INCREASE IN AUTHORIZED COMMON STOCK

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.  However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current shareholders' percentage ownership interest in the total outstanding shares of Common Stock.  This Amendment to the Articles of Incorporation, as amended, and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares.  The relative rights and limitations of the shares of Common Stock will remain unchanged under this Amendment to the Articles of Incorporation, as amended.

As of the Record Date, a total of 4,191,252 shares of the Company's currently authorized five million (5,000,000) shares of Common Stock are issued and outstanding.  The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further shareholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares.  The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult.  For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders.  Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  The Company does not have any other provisions in its Articles of Incorporation, as amended, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences.  Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences.  The board of directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of October 6, 2008 regarding current beneficial ownership of the shares of any class of our capital stock by (i) each person known by us to own more than five percent (5%) of the outstanding shares of our capital stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group.  Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based on 4,191,252 outstanding shares of Common Stock.  Except as otherwise indicated, the address of each person named in this table is c/o Amazon Goldsands Ltd., 200 S. Virginia, 8th Floor, Reno, Nevada 89501.

Title of class	Name and address of beneficial owner	Amount of Beneficial Ownership	Percent of class*
Executive Officers & Directors:
Common	Hector Ponte	0 shares	0%
Common	Carlos Stocker	0 shares	0%
Common	John Keenan	0 shares	0%
Common	Robert Van Tassell	2,500 (1) shares	Less than 1%
Common	David Kerr	0 shares	0%
Common	David Grant	0 shares	0%
Total of All Directors and Executive Officers:		2,500 (1) shares	Less than 1%
More Than 5% Beneficial Owners:
Common	Temasek Investments Inc. Suite 1-A, #5 Calle Eusebio A. Morales El Cangrejo, Panama City, Panama	2,500,000 shares	59.6%

(1)
Includes 2,500 shares vesting on April 18, 2008. Mr. Van Tassell was granted a restricted stock award under our Stock Incentive Plan at a deemed price of $0.0725 per share vesting as follows: (i) one half (2,500 shares) vesting on April 17, 2008 and (ii) the remaining one half (that being the remaining 2,500 shares) vesting on April 17, 2009.

ADDITIONAL INFORMATION

This Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549.  Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.  The Securities and Exchange Commission also maintains a web site on the internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors,

/s/ Hector Ponte
Hector Ponte Chairman of the Board

Reno, Nevada
October 21, 2008

APPENDIX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION FOR NEVADA
PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 — AFTER ISSUANCE OF STOCK)

1.     Name of corporation: Amazon Goldsands Ltd.

2.     Amendment: The articles have been amended as follows (provide article numbers, if available):

        The articles of incorporation of the Corporation are hereby amended by replacing Article Four, in its entirety, with the following:

(a) Authorized Shares.  The aggregate number of shares that the corporation will have authority to issue is Four Hundred Million (400,000,000), of which Two Hundred Million (200,000,000) shares will be Common Stock, par value $0.00001, and Two Hundred Million (200,000,000) shares will be blank check preferred stock, par value $0.001.

(b) Blank Check Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed in this Article IV, to provide for the issuance of the shares of blank check Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to the Preferred Stock in this Article IV. applies only to any wholly unissued class of shares of Preferred Stock or to any wholly unissued series of any class of Preferred Stock.  The authority of the Board of Directors with respect to each series will include, but not be limited to, the rights to determine the following:

(i) The number of shares constituting that series and the distinctive designation of that series, which may be a distinguishing number, letter or title;

(ii) The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(v) Whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series will have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

Each series of serial preferred stock, in preference to the Common Stock, will be entitled to dividends from funds or other assets legally available therefore, at such rates, payable at such times and cumulative to the extent as may be fixed by the Board of Directors of the corporation pursuant to the authority herein conferred upon it.  In the event of dissolution or liquidation of the corporation, voluntary or involuntary, the holders of serial preferred stock, in preference to the Common Stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors of the corporation pursuant to the authority herein conferred upon it.  Preference stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the corporation shall be canceled by the corporation and returned to the status of authorized but unissued preference stock.  All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical; and all series of serial preferred stock, as between themselves, shall rank equally and be identical, except as set forth in resolutions of the Board of Directors authorizing the issuance of the series.

3.     The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 59.6% in favor.

4.     Effective Date of filing (optional):

5.     Officer Signature:

/s/  Hector Ponte
Hector Ponte
President, Chief Executive Officer and Director